                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the annual and long-term compensation paid by the Company during fiscal 1996, 1995 and 1994 to the Company's Chief Executive Officer and the four other executive officers of the Company whose total compensation during fiscal 1996 exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                                                 -------------
                                                           ANNUAL COMPENSATION    SECURITIES
                                                                                  UNDERLYING
                                                           --------------------    OPTIONS/        ALL OTHER
NAME AND PRINCIPAL POSITION                       YEAR     SALARY($)  BONUS($)    SARS(#)(1)    COMPENSATION($)
----------------------------------------------  ---------  ---------  ---------  -------------  ----------------
Kent J. Thiry.................................       1996    275,000    625,000(2)      --             16,733(3)
  President and Chief Executive Officer              1995    250,000    275,000      150,000           24,546(3)
                                                     1994    225,000    200,000      150,000           17,072(3)

LeAnne M. Zumwalt.............................       1996    160,625    215,000       --              119,183(4)
  Chief Financial Officer, Secretary and             1995    124,200     75,000       84,000            8,956(3)
  Treasurer                                          1994    107,725     60,000       18,000            5,770(3)

David P. Barry................................       1996    165,000    300,000       90,000           15,576(3)
  Executive Vice President                           1995    127,000    225,000      141,000            8,519(3)
                                                     1994    115,000    120,725       10,500            7,893(3)

Thomas O. Usilton.............................       1996    137,150    210,000       --               --
  Vice President                                     1995    102,000     29,300       --               --

Jacob Lazarovic, M.D..........................       1996    197,250     --           --               --
  Vice President                                     1995    196,500     32,000       41,250           --

------------------------

(1) Excludes the value of subsidiary options granted.

(2) Includes a contingent bonus of $300,000 for fiscal 1993, which was paid after November 30, 1996, upon Board of Director approval, because the Company's earnings per share as of that date was in excess of $1.25, which represented a 17.5 percent compound annual growth rate over earnings per share reported for fiscal 1992.

(3) Includes share of Company's contribution to the Company's Profit Sharing Plan and/or car allowance.

(4) Includes share of Company's contribution to the Company's Profit Sharing Plan, a bonus payment made with respect to Ms. Zumwalt's loan with the Company and moving cost reimbursements related to Ms. Zumwalt's relocation from Aliso Viejo, California.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table shows, with respect to the Named Executive Officers, certain information concerning the grant of stock options in fiscal 1996. No stock appreciation rights were granted during fiscal 1996.

                                                                                                          POTENTIAL REALIZABLE
                                                                  INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                                              ----------------------------------------------------------    ANNUAL RATES OF
                                                                % OF TOTAL                                       STOCK
                                                NUMBER OF      OPTIONS/SARS                                PRICE APPRECIATION
                                               SECURITIES       GRANTED TO       EXERCISE                         FOR
                                               UNDERLYING        EMPLOYEES        OR BASE                     OPTION TERM
                                              OPTIONS/SARS       IN FISCAL         PRICE     EXPIRATION   --------------------
NAME                                             GRANTED           YEAR           ($/SH)        DATE        5%($)     10%($)
--------------------------------------------  -------------  -----------------  -----------  -----------  ---------  ---------
Kent J. Thiry...............................       --               --              --           --          --         --
LeAnne M. Zumwalt...........................       --               --              --           --          --         --
David P. Barry..............................       45,000(1)           8.0           29.75     08/29/01     369,872    817,320
                                                   45,000(2)           8.0           29.38     11/21/01     365,210    807,018
Thomas O. Usilton...........................       --               --              --           --          --         --
Jacob Lazarovic, M.D........................       --               --              --           --          --         --

------------------------

(1) Vests 20 percent on August 29, 1996 and 20 percent each year on August 29, 1997 through 2000 and 100% in the event of a change of control. Consummation of the Offer will constitute a change of control for purposes of these option grants.

(2) Vests 20 percent on November 21, 1996 and 20 percent each year on November 21, 1997 through 2000 and 100% in the event of a change of control. Consummation of the Offer will constitute a change of control for purposes of these option grants.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information with respect to the Named Executive Officers regarding the exercise of options and/or limited SARs during the last fiscal year and unexercised options and limited SARs held as of November 30, 1996:

                                                                       NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED          IN-THE-MONEY
                                                                      OPTIONS/SARS AT FISCAL        OPTIONS AT FISCAL
                                             SHARES                          YEAR-END                YEAR-END($)(1)
                                            ACQUIRED      VALUE     --------------------------  -------------------------
NAME                                       ON EXERCISE  REALIZED($) EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
-----------------------------------------  -----------  ----------  -----------  -------------  ----------  -------------
Kent J. Thiry............................     227,000    4,886,363     452,500        232,500    7,654,862     2,313,750
LeAnne M. Zumwalt........................      39,638      627,314      28,350         78,450      289,429       706,575
David P. Barry...........................      81,600    1,363,788      52,650        182,250      307,525     1,025,825
Thomas O. Usilton........................      10,100      139,479       1,000         21,900        8,833       217,251
Jacob Lazarovic, M.D.....................      --           --          16,500         24,750      152,625       228,937

------------------------

(1) The closing price of the Company's Common Stock on the New York Stock Exchange on November 30, 1996 was $30.75 per share.

SUBSIDIARY OPTIONS

    The Company has granted options to employees and other individuals in various operating subsidiaries. The purpose of such option grants is to motivate individuals directly responsible for each such subsidiary's success. Under the subsidiary option programs, options are granted pursuant to a stock option plan adopted by the subsidiary. Each option is reflected by an option agreement which provides for the grant of options at fair market value on the date of grant typically with a term of the earlier of five years or a period after death, disability or termination of employment. The subsidiary may also compel the exercise of options under certain circumstances. The options generally vest over a four-year term in equal annual installments. All of the subsidiary options were granted at exercise prices in excess of the Per Share Amount. Option holders are also required to be bound by the terms of a stockholders' agreement (the "Stockholders' Agreement"). The Stockholders' Agreement contains rights of first refusal on transfers of Stock issued pursuant to the exercise of such option grants by stockholders, a right of the subsidiary to repurchase such shares (the "Call Right") in the event the employee is no longer employed by the subsidiary, and a right of the employee to compel the subsidiary to repurchase (a "Put Right") the shares in 1999. The Call Right and the Put Right may be satisfied by the Company by the payment of cash, a promissory note, or, in some cases, an equivalent value of the Company's Common Stock. The Stockholders' Agreement also contains various other rights and restrictions, including "piggyback" registration rights to include shares in certain registration statements filed by the subsidiary under the Securities Act of 1933, as amended. As a condition to the closing of the Specialty Merger Transaction, the Stockholders' Agreements relating to subsidiaries of VSP will be terminated.

  SUBSIDIARY OPTION GRANTS TO DIRECTORS AND EXECUTIVE OFFICERS AS OF 11/30/96

                                                                                                                          VIVRA
                                                                                                                        SPECIALTY
                                                      VIVRA ASTHMA &           VIVRA HEALTH           VIVRA HEART       PARTNERS,
                                        FISCAL      ALLERGY CAREAMERICA      ADVANTAGE, INC.         SERVICES, INC.        INC.
                                         YEAR      ---------------------  ----------------------  --------------------  ----------
                                          OF          # OF      STRIKE      # OF       STRIKE       # OF      STRIKE       # OF
DIRECTOR NAME                            GRANT      OPTIONS      PRICE     OPTIONS      PRICE      OPTIONS     PRICE     OPTIONS
------------------------------------  -----------  ----------  ---------  ---------  -----------  ---------  ---------  ----------
David Barry*........................        1995       --         --         --          --          10,000  $     .50      60,000
                                            1996       --         --         --          --          --         --          95,000

David G. Connor, M.D.*..............        1995       --         --         --          --           2,500  $     .50      --
                                            1996       57,564  $   .5625      9,853   $     .79      --         --          28,227

Richard B. Fontaine*................        1996      287,820  $   .5625     49,625   $     .79      --         --         141,135

Alan R. Hoops*......................        1996      115,128  $   .5625     19,706   $     .79      --         --          56,454

Jacob Lazarovic, M.D................        1995       --         --         --          --          --         --         270,000
                                            1996       --         --         --          --          --         --          78,000
                                                                                                                            10,000

David L. Lowe*......................        1996       57,564  $   .5625      9,853   $     .79      --         --          28,227

John M. Nehra*......................        1995       --         --         --          --          60,000  $     .50      --
                                                                                                     50,000  $    1.00
                                            1996      287,820  $   .5625     49,625   $     .79      --         --         141,135

Stephen G. Pagliuca*................        1996      201,474  $   .5625     34,486   $     .79      --         --          98,795

Richard Pozen, M.D..................        1995       --         --         --          --         220,000  $     .50      --
                                            1996                                                     60,000  $    1.00      60,000

Kent J. Thiry.......................        1996    2,302,560  $   .5625    197,060   $     .79      --         --       1,129,080

Thomas O. Usilton...................        1995       --         --         --          --          30,000  $    1.00     180,000
                                            1996       20,000  $   .3750     --          --          --         --         110,000
                                                                                                                           223,900

LeAnne Zumwalt......................        1995       --         --         --          --          15,000  $     .50      70,000
                                            1996      863,460  $   .5625     73,898   $     .79      --         --         353,405
                                                                                                                           111,367


                                       STRIKE
DIRECTOR NAME                           PRICE
------------------------------------  ---------
David Barry*........................  $    1.65
                                      $    1.65
David G. Connor, M.D.*..............     --
                                      $    1.65
Richard B. Fontaine*................  $    1.65
Alan R. Hoops*......................  $    1.65
Jacob Lazarovic, M.D................  $    1.65
                                      $    1.65
                                      $    2.94
David L. Lowe*......................  $    1.65
John M. Nehra*......................     --

                                      $    1.65
Stephen G. Pagliuca*................  $    1.65
Richard Pozen, M.D..................     --
                                      $    1.65
Kent J. Thiry.......................  $    1.65
Thomas O. Usilton...................  $    1.65
                                      $    1.65
                                      $    2.94
LeAnne Zumwalt......................  $    1.65
                                      $    1.65
                                      $    2.94

* The subsidiary options granted to each of Mr. Barry, Dr. Conner, Mr. Fontaine, Mr. Hoops, Mr. Lowe, Mr. Nehra and Mr. Pagliuca will terminate upon the closing of the Specialty Merger Transaction without any payment being made in connection with such termination.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
  ARRANGEMENTS

    The following is a summary of the material provisions of the employment agreement between the Company and Mr. Thiry and of employment agreements between the Company and the other Named Executive Officers, which are substantially identical to one another except for salary.

    Mr. Thiry's employment agreement (which was entered into in March 1996) provides for an annual salary of at least $275,000 and expires on January 31, 2000. A copy of Mr. Thiry's employment agreement is filed as Exhibit (c)(8) to the Schedule 14D-9 and is incorporated herein by reference in its entirety. The Company may award discretionary bonuses under the agreement. Mr. Thiry received a previously granted contingent bonus of $300,000 because the Company's earnings per share reached $1.25 for the fiscal year ending November 30, 1996, and such bonus was approved by the Board of Directors. Mr. Thiry's agreement contains certain nondisclosure, noncompetition and nonsolicitation covenants. The Company may terminate Mr. Thiry's employment upon 30 days' written notice (i) upon Mr. Thiry's breach of the agreement or neglect of his duties; (ii) for cause; or
(iii) upon his permanent disability. The agreement terminates immediately upon his death. If Mr. Thiry's employment terminates due to his permanent disability or death, the Company will be obligated to pay him or his estate an amount equal to one year's salary computed at a rate of at least $300,000. If Mr. Thiry terminates the agreement due to the Company's breach of the contract, he will be entitled to receive an amount equal to one and one-half of his annual salary computed at a rate of at least $300,000 per annum, plus one and one-half of the discretionary bonuses actually awarded during the fiscal year prior to such termination. If his employment terminates within one year of a change of control other than for Mr. Thiry's breach or neglect or termination for cause, Mr. Thiry will receive payments and benefits, which include (a) a payment equal to 2.99 times the sum of his annual salary computed at a rate of at least $300,000 per annum and any discretionary bonus paid for the fiscal year immediately preceding the change of control; (b) continuation of existing or comparable life and health insurance coverage for three years; (c) acceleration of the exercisability of stock options and related stock appreciation rights and vesting of any other stock-related awards; and (d) use of office facilities for one year. Under the contract, a "change of control" means a change of control that would be required to be reported pursuant to Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934, as amended. A "change of control" is deemed to have occurred if (i) any Person (as defined in the employment agreement) becomes the beneficial owner, directly or indirectly, of at least 30 percent of the combined voting power of the Company's outstanding securities, or
(ii) during any consecutive two-year period individuals who at the beginning of such period constitute the Board of Directors cease to constitute at least a majority thereof, unless the election of other directors has been approved in advance by at least two-thirds of the directors at the beginning of such period. The consummation of the Offer will constitute a "change of control" under Mr. Thiry's employment agreement thereby entitling him, upon a termination of employment within one year following such change in control, to receive a severance payment of $1,800,000.

    The Company also has employment agreements with each of Messrs. Barry, Usilton, Lazarovic and Ms. Zumwalt that provide for salaries, which are subject to annual review by the Board of Directors. A copy of Ms. Zumwalt's employment agreement is filed as Exhibit (c)(9) to the Schedule 14D-9 and is incorporated herein by reference in its entirety. The Company may terminate employment at any time by giving not less than 30 days' written notice and immediately for cause (as defined in the agreements). Under the agreements, the executives are eligible to receive bonuses, stock options and other forms of incentive compensation and will also be eligible to participate in employee benefit and fringe benefit programs. The executives' agreements contain nondisclosure, nonsolicitation and noninterference covenants. If the employment of Mr. Barry or Ms. Zumwalt terminates within two years after a change in control of the Company, other than for cause, such executive will be entitled to receive certain payments and benefits which include a payment equal to 2.99 times the sum of base compensation being paid at the time of the change of control and the cumulative bonuses received by the executive in the preceding 24 months, and acceleration of the exercisability of stock options and related stock appreciation rights. For purposes of the contracts, a "change in control" means (1) any person becoming the beneficial owner, directly or indirectly, of at least 20 percent of the combined voting power of the Company's voting securities; (2) a change in the composition of the Board of Directors as a result of which fewer than two-thirds of incumbent directors had been directors 24 months prior to such change or were elected or nominated with the affirmative votes of directors who had been directors 24 months prior to such change; or (3) a change in control required to be reported pursuant to Item 6(e) of Schedule 14A under the Exchange Act. The consummation of the Offer will, upon a termination of employment within two years following such change of control, constitute a "change of control" under Ms. Zumwalt's employment agreement thereby entitling her to receive a severance payment of $870,000. In addition, Mr. Barry and Ms. Zumwalt will receive up to $2,880,000 (plus a tax gross-up not to exceed approximately $1,344,000) and $1,920,000 (plus a tax gross-up not to exceed approximately $1,344,000), respectively, pursuant to the Retention Arrangements. In addition, Mr. Terry Gilpin, Mr. Gregory Holcomb, Dr. Charles McAllister and Mr. Thomas O. Usilton will receive $650,000, $250,000, $700,000 and $480,000, respectively, pursuant to the Retention Arrangements.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following tables show beneficial ownership as of February 28, 1997 of the Company's Common Stock, $.01 par value, by the directors and executive officers and the greater than 5% stockholders:

                                                                                      SHARES OWNED    PERCENT OF
NAME OF BENEFICIAL OWNER                                                              BENEFICIALLY       CLASS
------------------------------------------------------------------------------------  -------------  -------------
David G. Connor, M.D................................................................        32,097(1)           *
Richard B. Fontaine.................................................................        36,818(2)           *
Alan R. Hoops.......................................................................        10,124(1)           *
David L. Lowe.......................................................................        11,041(3)           *
John M. Nehra.......................................................................        25,644(4)           *
Stephen G. Pagliuca.................................................................        26,394(5)           *
Kent J. Thiry.......................................................................       452,500(1)         1.1%
David P. Barry......................................................................        52,650(1)           *
LeAnne M. Zumwalt...................................................................        28,351(6)           *
Thomas O. Usilton...................................................................         1,000(1)           *
Putnam Investments, Inc.(7).........................................................     5,163,405(8)        12.9%
  One Post Office Square
  Boston, MA 02109
RCM Capital Management(9)...........................................................     3,764,250(10)         9.3%
RCM Limited, L.P.
RCM General Corporation
  Four Embarcadero Center
  San Francisco, CA 94111
Nichols Company, Inc................................................................     2,385,194(11)         6.0%
  700 North Water Street
  Milwaukee, WI 53202
All directors and executive officers as a group (14 persons)........................       690,644(12)         1.7%

------------------------

*   Denotes ownership less than 1% of the outstanding shares of Common Stock.

(1) All shares are subject to options which are currently exercisable.

(2) Includes 31,310 shares subject to options which are currently exercisable.

(3) Includes 10,874 shares subject to options which are currently exercisable.

(4) Includes 25,310 shares subject to options which are currently exercisable.

(5) Includes 26,060 shares subject to options which are currently exercisable.

(6) Includes 28,350 shares subject to options which are currently exercisable.

(7) Certain Putnam investment managers (together with their parent corporation, Putnam Investments, Inc.), are considered "beneficial owners" in the aggregate of 5,163,405 shares, or 7.2 percent of shares outstanding of the Company's voting Common Stock, which shares were acquired for investment purposes by such investment managers for certain of their advisory clients.

(8) Shared voting and investment power, 98,500 and 5,163,405 shares, respectively.

(9) The parent company of RCM Capital Management, L.L.C., Dresdner Bank AG ("Dresdner"), has beneficial ownership of 3,764,250 shares only to the extent Dresdner may be deemed to have beneficial ownership of securities deemed to be beneficially owned by RCM Capital management, L.L.C.

(10) Sole investment power.

(11) Sole voting and investment power, 2,455,950 and 3,661,250 shares, respectively; shared investment power, 103,000 shares.

(12) Includes 802,015 shares subject to options which are currently exercisable or will become exercisable within 60 days.

                              CERTAIN TRANSACTIONS

    In connection with Ms. Zumwalt's relocation from Aliso Viejo, California, to San Mateo, California, in July 1996, the Company loaned Ms. Zumwalt $400,000 to acquire a new residence. The loan bears interest at an annual interest rate of
6.74 percent. Interest payments are due each year on the last day of the year and all unpaid interest and principal are due on July 24, 2002. The loan is secured by a second deed of trust on Ms. Zumwalt's residence. The Company has agreed to pay Ms. Zumwalt bonuses at least equal to the amount of interest due on the loan each year.

    During the first quarter of 1997, the Board of Directors established the Special Committee consisting of John M. Nehra, Chair and Richard B. Fontaine, Member. The Special Committee, working with Goldman Sachs, designed and managed the process which led to the Merger Agreement and the Specialty Merger Agreement. The Committee also contacted various parties which expressed interest in the Company or VSP and ultimately negotiated the terms of the Merger Agreement, the Offer and the Specialty Merger Agreement. In consideration of the substantial efforts of the Special Committee, the Board of Directors authorized payments to be made to Mr. Nehra and Mr. Fontaine in amounts equal to $466,667 and $233,333, respectively. In addition, Mr. Nehra and Mr. Fontaine are also entitled to approximately $73,500 and $60,000, respectively, for cash fees to be received for attending meetings of the Special Committee in person or telephonically and the reimbursement of out-of-pocket expenses incurred in attending meetings relating to the objectives of the Special Committee.